Exhibit 10.1

Re: 325 E. Middlefield Road

265 N. Whisman Avenue

Mountain View, California

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) has been entered into as of (but not necessarily on) May 23, 2025, by Real Property Investments, LLC, a Colorado limited liability company (“Landlord”) and IGM Biosciences, Inc., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease (the “Original Lease”) dated February 27, 2019, as amended and/or affected by First Amendment to Lease dated July 1, 2021 and letter agreement dated December 10, 2019 (the Original Lease, as so amended and/or affected, is hereinafter referred to as the “Lease”), pursuant to which Tenant leases approximately 19,712 rentable square feet in the building located at 325 East Middlefield Road, Mountain View, California (the “Middlefield Road Premises”), and approximately 14,400 rentable square feet in the building located at 265 North Whisman Road, Mountain View, California (the “Whisman Road Premises”; and together with the Middlefield Road Premises, the “Premises”). Unless otherwise defined herein, capitalized words and phrases will have the same meanings as those set forth in the Lease.

B. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) shorten the Term; and (ii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

AGREEMENTS:

Landlord and Tenant agree as follows:

1. Lease Termination.

(a) Termination Date. The Term is amended to expire at 11:59 p.m. on May 31, 2025 (the “Termination Date”), subject to the terms and conditions set forth in this Amendment. On the Termination Date, except for the obligations set forth in this Amendment (including Section 1(d) of this Amendment), Landlord and Tenant are hereby fully and unconditionally released and discharged from each and every claim, action, cause of action, obligation, cost, demand and liability of every type and nature, known and unknown, arising from or connected with the Lease, Tenant’s occupancy of the Premises and the relationship of the parties as landlord and tenant under the Lease. Each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the foregoing, this release shall not apply to (i) indemnity obligations under the Lease regarding claims asserted by third parties, or (ii) events or circumstances first occurring or arising during the period from the date of this Amendment through the later of the Termination Date and the date Tenant surrenders the Premises and completes it decommissioning activities under Section 1(d) below.

(b) Termination Fee. As separate compensation to Landlord for agreeing to allow the Term to expire early pursuant to this Amendment, in addition to all other amounts payable by Tenant under the Lease and/or this Amendment, Tenant must pay to Landlord within 3 business days of the full execution and delivery of this Amendment the following non-refundable amount (the “Termination Fee”): $14,177,953.00. Notwithstanding the foregoing, the Security Deposit in the amount of $177,953.00 will be credited towards the Termination Fee, but such crediting of the Security Deposit shall not be in satisfaction of any of Tenant’s unperformed maintenance, repair, replacement, surrender, removal, restoration or other obligations under the Lease, it being agreed that if Tenant fails to surrender the Premises to Landlord in the condition required by this Amendment, Tenant shall be liable to Landlord for such failure and Landlord’s retention of the Security Deposit as partial payment of the Termination Fee shall not reduce such liability.

(c) Failure to Pay Termination Fee. If Tenant fails to timely pay the Termination Fee or any other amounts set forth in this Amendment for any reason whatsoever, (i) Landlord will have the right to terminate this Amendment by giving Tenant written notice of such termination prior to the Termination Date (or 5 business days following the date the Termination Fee is due, if such 5 business day period is after the Termination Date), (ii) Landlord will be entitled to keep all amounts previously received from Tenant pursuant to this Amendment regardless of whether Landlord elects to terminate this Amendment, and (iii) there will be an automatic Event of Default under the Lease, with no notice being necessary to Tenant and with no cure or grace periods or rights, and Landlord will be entitled to exercise any and all rights and remedies available to it under the Lease, as well at law or in equity.

(d) Surrender of the Premises. By June 30, 2025 (the “Surrender Date”), Tenant must vacate and surrender the Premises broom clean, vacant (other than the FF&E), with all Hazardous Materials used or introduced into the Premises by Tenant or Tenant’s Agents removed as required by Section 10.3 of the Lease and all its operations decommissioned (including closure of all its Hazardous Materials permits) and otherwise in the condition that exists on the date of this Amendment (reasonable wear and tear and casualty damage excepted), which shall fully satisfy Tenant’s maintenance, improvement and surrender obligations under the Lease, with no obligation to restore any alterations existing on the date of this Amendment. From the Termination Date through the Surrender Date, Tenant shall have the right to continue to access the Premises for such decommissioning and surrender activities, which access shall be subject to all the terms of the Lease, except the obligations to pay rent and maintain the Premises (other than damage caused by Tenant, subject to the terms of the Lease). To this end, Landlord must complete all documentation required by the applicable governmental agencies in accordance with the timeline provided by Tenant to avoid delays in the decommissioning. If Tenant fails to complete all required decommissioning and closures due to delays by Landlord or the applicable governmental authorities, Tenant shall not be deemed in violation of this Amendment or the Lease or in holdover, but Tenant shall remain obligated to complete such decommissioning and closure at its sole cost as quickly as practicable (but in no event will such extension of time exceed the number of days of delay attributed to Landlord). Landlord may, at its expense, engage third parties to inspect the Premises and to verify whether or not Tenant has fully complied with its surrender obligations under the Lease. If such inspection(s) reveal that Tenant failed to comply with any surrender obligations, Tenant shall be liable to Landlord for cost to remedy such failures.

(e) Rent and Other Payments. Tenant must pay to Landlord, if not already paid, within 3 business days of the full execution and delivery of this Amendment (i) Base Rent and Operating Expenses for the month of May 2025 in the amount of $248,619.81, and (ii) only if the amount described in the foregoing subsection (i) is not paid on or before such date for any reason, a 5% late fee in the amount of $12,430.99.

(f) Waiver by Landlord. Landlord has the right to waive, in Landlord’s sole and absolute discretion and without notice to Tenant, any of Tenant’s obligations under this Section, or any condition to the effectiveness of this Amendment.

(g) Options Null and Void; Allowances Forfeited. Any rights or options contained in the Lease in favor of Tenant that grant Tenant the right to extend, shorten or terminate the term of the Lease or lease more or less space in the Project (including, without limitation, renewal options, extension options, expansion options, contraction options, termination options, right of first refusals, right of first offers and similar rights and options) are hereby deleted. All available remaining tenant improvement allowances, if any, are hereby forfeited by Tenant.

(h) Conveyance of FF&E to Landlord. Tenant hereby conveys to Landlord, effective on the Termination Date, its interest in all existing furniture, fixtures and equipment (including, without limitation, specialized manufacturing equipment) located in the Premises as of the date of this Amendment listed on Exhibits A and B (the “FF&E”), on an as-is, where-is basis, with no representations or warranties whatsoever, except it being the agreement of Landlord and Tenant that (a) Tenant is warranting that the FF&E is free and clear of all liens and encumbrances, (b) Tenant is representing and warranting to Landlord that Tenant owns the FF&E and that no third parties have superior rights to the FF&E than Tenant, (c) neither Tenant nor Tenant’s employees, contractors or agents shall remove any of the FF&E from the Premises, and (d) Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents harmless from and against all claims relating to any breach of Tenant’s representations or warranties relating to the FF&E. Landlord shall be responsible for any sales tax with respect to the FF&E, if any.

(i) Consent of Holder. Landlord represents that Morgan Stanley Private Bank is the only Holder. Landlord shall obtain and deliver to Tenant Holder’s consent to this Amendment by May 31, 2025.

2. Miscellaneous.

(a) Authority. Each party represents to the other that such party has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

(b) No Offer. The submission of this Amendment to Tenant will not be construed as an offer, nor will Tenant have any rights under this Amendment unless and until each party executes a copy of this Amendment and delivers it to the other.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. Landlord and Tenant hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of the Lease (and any amendment to the Lease) and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format will be legal and binding and will have the same full force and effect as if a paper original of the Amendment had been delivered and been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of either party to the Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of the Lease based on the foregoing forms of signature. If the Lease (or any amendment to the Lease) has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, e-mail or other electronic means will constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

(d) Governing Document. In the event the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

(e) Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment.

[SIGNATURES ON FOLLOWING PAGES]

This Amendment has been executed as of (but not necessarily upon) the date and year first above written.

LANDLORD:

Real Property Investments, LLC,

a Colorado limited liability company

By: /s/ Doug Thaxton_______

Name: Doug Thaxton__________

Title: Managing Member______

Date: 5/23/25________________

TENANT:

IGM Biosciences, Inc.,

a Delaware corporation

By: /s/ Mary Beth Harler_____

Name: Mary Beth Harler________

Title: Chief Executive Officer___

Date: 5/23/25_________________

Exhibit A

FF&E in 265 N Whisman Road, MT VIEW to be conveyed to landlord as part of the lease termination

[Omitted]

Exhibit B

FF&E in 325 E Midlefield Rd, MT VIEW to be conveyed to landlord as part of the lease termination

[Omitted]